FOR IMMEDIATE RELEASE:

Crimson Wine Group Promotes Patrick DeLong

to President and CEO; Names Craig Williams Chief Winegrower and COO

NAPA, Calif. (Dec. 22, 2014) – Crimson Wine Group, Ltd.  (OTCBB: CWGL) today announced the promotion of Patrick DeLong as President and Chief Executive Officer and named Craig Williams as Chief Operating Officer and to the newly created position as Chief Winegrower.

DeLong, 49, who has been at Crimson for the past seven and a half years, previously was Chief Operating Officer and Chief Financial Officer. He succeeds Erle Martin, who left the company earlier this year.

Williams, 64, joins Crimson in his new role after serving as member of the company’s board of directors since March 2013; he will continue as a Crimson director.

The company is in the process of recruiting a new Chief Financial Officer as part of its revised executive organizational structure, as well as a newly-created position of Senior Vice President of Direct-to-Consumer.  Mike Cekay, Senior Vice President of Global Sales, and Natasha Hayes, Vice President of Marketing, will continue in their current roles.

“It’s an honor to have the opportunity to lead Crimson, its high quality estates, talented winemakers and hard working teams as it enters its next phase of growth and elevate the existing high quality standards to an even higher level,” said DeLong.

DeLong and Williams will begin their new roles on Jan. 1, 2015.

DeLong joined Crimson in 2007 as Senior Vice President and Chief Financial Officer and was promoted and assumed the additional role as Chief Operating Officer in 2010.

With more than 20 years of experience in wine and luxury brands, DeLong previously served as Senior Vice President and Chief Financial Officer of Icon Estates, the fine wine division of Constellation Brands, and seven years with the Robert Mondavi Corporation.

Williams brings 40 years of experience in the California wine business, including  32 years at Joseph Phelps Vineyards, leaving in 2008 in the position of Senior Vice President of Winegrowing.  Under his direction, Joseph Phelps Vineyards earned three 100-point scores from Robert Parker, three Top 10 placements in Wine Spectator’s Top 100, and the coveted Wine of the Year Award from Wine Spectator in 2005 for the 2002 Insignia.  Williams is a graduate of the University of California, Davis, with a degree in fermentation science.

About Crimson Wine Group

Based in the Napa Valley, Crimson specializes in handcrafted, estate-grown wines originating from the highest quality winegrowing regions in the United States.  Crimson owns and manages over 870 acres of vineyard land across five distinct regions.  Crimson’s diverse collection of luxury domestic estates and wine brands includes Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), and Double Canyon (Prosser, Wash.).

For more information, please visit www.crimsonwinegroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations that are not historical facts. These matters are subject to risks and uncertainties that could cause actual events and results to differ materially from those projected, anticipated or implied. Crimson is subject to additional risks and uncertainties as described in Crimson's registration statement on Form 10, as amended and exhibits thereto as filed with the Securities and Exchange Commission. Except to the extent required by applicable law, Crimson undertakes no obligation to update or revise any forward-looking statement.

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For more information:

Media:  Jenna Hudson, Lauren Jennings, Morgan Moore, and Carly LoJacono at Glodow Nead Communications,  415.394.6500 or CrimsonPR@glodownead.com

Investors:  Evan Pondel and Matt Sheldon at PondelWilkinson Inc., 310.279.5980, or investor@pondel.com